As filed with the Securities and Exchange Commission on December 10, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DISTRIBUTED ENERGY SYSTEMS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	10 Technology Drive Wallingford, Connecticut 06492 (203) 678-2000	20-0177690 (I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2003 STOCK INCENTIVE PLAN

2003 EMPLOYEE STOCK PURCHASE PLAN

PROTON ENERGY SYSTEMS, INC. 1996 STOCK OPTION PLAN

PROTON ENERGY SYSTEMS, INC. 2000 STOCK INCENTIVE PLAN

NORTHERN POWER SYSTEMS, INC. 1998 STOCK OPTION PLAN

(Full Title of the Plans)

Walter W. Schroeder

President

DISTRIBUTED ENERGY SYSTEMS CORP.

10 Technology Drive

Wallingford, Connecticut 06492

(203) 678-2000

(Name and address, including zip code, and telephone number, including area code, of Agent for Service)

Copy to:

William F. Winslow

Hale and Dorr LLP

The Willard Office Building

1455 Pennsylvania Avenue, N.W.

Washington, DC 20004

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value per share	7,950,000 shares(2)	(3)	$35,042,738(3)	$2,835(4)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 7,700,000 shares issuable in the aggregate under the Distributed Energy Systems Corp. 2003 Stock Incentive Plan, Proton Energy Systems, Inc. 1996 Stock Option Plan, Proton Energy Systems, Inc. 2000 Stock Incentive Plan and Northern Power Systems, Inc. 1998 Stock Option Plan and (ii) 250,000 shares issuable under the Distributed Energy Systems Corp. 2003 Employee Stock Purchase Plan.

(3)	Estimated pursuant to Rules 457(c) and 457(h)(1) under the Securities Act solely for the purpose of computing the registration fee and based upon (a) the aggregate exercise price of the options to purchase 3,093,621 shares of Proton Energy Systems, Inc. (“Proton”) common stock outstanding as of December 8, 2003, that will become options to purchase the same number of shares of the Registrant’s common stock upon the consummation of the Mergers pursuant to the Merger Agreement ($24,979,677), (b) the aggregate exercise price of the options to purchase 803,650 shares of Northern Power Systems, Inc. (“Northern”) common stock outstanding as of December 8, 2003, that will become options to purchase 1,606,504 shares of the Registrant’s common stock upon the consummation of the Mergers pursuant to the Merger Agreement ($378,433), and (c) with respect to the balance of the shares of the Registrant’s common stock registered hereby, the average of the high and low prices of Proton common stock as reported on the Nasdaq National Market on December 8, 2003 ($9,684,628). The prices of Proton common stock have been used for these purposes because shares of Proton common stock will be converted into shares of the Registrant’s common stock pursuant to the Merger Agreement on a one-for-one basis. See the Introductory Statement below for information on the Mergers and the Merger Agreement.

(4)	Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this registration statement by $2,835 previously paid by Proton in connection with the registration of 7,901,689 shares of Proton common stock pursuant to the Registration Statement on Form S-8 (Registration No. 333-46972) (the “Proton S-8 Registration Statement”) filed with the Commission on September 29, 2000, of which 6,989,576 shares remain unsold upon the termination of the offering pursuant to the Proton S-8 Registration Statement. Proton intends to terminate such offering and to remove from registration such unsold shares of Proton common stock by filing a Post-Effective Amendment to the Proton S-8 Registration

Statement, which is expected to be filed with the Commission on or about December 10, 2003. Accordingly, no filing fee is paid herewith.

The Registrant is currently a wholly-owned subsidiary of Proton. Following the consummation of the Mergers, Proton will be a wholly-owned subsidiary of the Registrant.

INTRODUCTORY STATEMENT

Pursuant to an Agreement and Plan of Contribution and Merger, dated as of May 22, 2003, among Proton Energy Systems, Inc. (“Proton”), Northern Power Systems, Inc. (“Northern”), Distributed Energy Systems Corp. (the “Registrant”), PES-1 Merger Sub, Inc. and PES-2 Merger Sub, Inc. (the “Merger Agreement”), among other things, (a) PES-2 Merger Sub, Inc. will merge with and into Proton and PES-1 Merger Sub, Inc. will merge with and into Northern (the “Mergers”), (b) the stock incentive plans of Proton and Northern will be assumed by the Registrant and (c) each outstanding option to purchase shares of the common stock of Proton and Northern, issued pursuant to the respective stock incentive plans of Proton and Northern, will be converted into an option to purchase shares of the Registrant’s common stock in accordance with the respective conversion rates. With respect to the converted options described in (c) above, all other terms and conditions of the converted options will be unchanged and remain in effect after the consummation of the Mergers. The Registrant intends that the shares of its common stock issuable upon the exercise of these converted options be covered by this Registration Statement. The Mergers are expected to be consummated on or about December 10, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the Distributed Energy Systems Corp. 2003 Stock Incentive Plan, Distributed Energy Systems Corp. 2003 Employee Stock Purchase Plan, Proton Energy Systems, Inc. 1996 Stock Option Plan, Proton Energy Systems, Inc. 2000 Stock Incentive Plan and Northern Power Systems, Inc. 1998 Stock Option Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the common stock of the Registrant, $.01 par value per share (the “Common Stock”), which is contained in the Registrant’s registration statement on Form 8-A filed under the Exchange Act by the Registrant with the Commission on November 4, 2003, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) provides that, except to the extent prohibited by the Delaware General Corporation Law (the “DGCL”), the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchase or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant’s

Amended and Restated Bylaws (the “Bylaws”), provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. In addition, the Registrant has entered into indemnification agreements with each of its directors pursuant to which the Registrant has agreed to indemnify the directors as permitted by the DGCL.

At present, there is no pending litigation or proceeding involving any director, officer or employee as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant as described above, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wallingford, State of Connecticut, on this 10th day of December, 2003.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ Walter W. Schroeder
Walter W. Schroeder
President

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Distributed Energy Systems Corp., hereby severally constitute Walter W. Schroeder, John A. Glidden and William F. Winslow, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Distributed Energy Systems Corp. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Walter W. Schroeder Walter W. Schroeder	President and Director (Principal Executive Officer)	December 10, 2003

/s/ John A. Glidden John A. Glidden	Vice President Finance (Principal Financial and Accounting Officer)	December 10, 2003

/s/ Robert W. Shaw, Jr. Robert W. Shaw, Jr.	Director	December 10, 2003

/s/ Larry M. Sweet Larry M. Sweet	Director	December 10, 2003

/s/ James H. Ozanne James H. Ozanne	Director	December 10, 2003

/s/ Gerald B. Ostroski Gerald B. Ostroski	Director	December 10, 2003

/s/ Philip R. Sharp Philip R. Sharp	Director	December 10, 2003

/s/ Michael J. Cudahy Michael J. Cudahy	Director	December 5, 2003

INDEX TO EXHIBITS

Number	Description

4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant

4.2(1)	Amended and Restated Bylaws of the Registrant

5.1	Opinion of Hale and Dorr LLP, counsel to the Registrant

23.1(2)	Consent of Hale and Dorr LLP

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Powers of attorney (included on the signature pages of this Registration Statement)

(1)	Previously filed with the Commission as an Exhibit to the Registrant’s Registration Statement on Form S-4 (File No. 333-108515), and incorporated herein by reference.

(2)	Included in Exhibit 5.1 to this Registration Statement.